EXHIBIT 99.1

United-Guardian Reports Strong First Quarter Financial Results

HAUPPAUGE, N.Y., May 9, 2012 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) reported strong sales and earnings for the first quarter of 2012, with sales increasing by 6.8% over the first quarter of 2011, and net earnings up 5.4%. Earnings per share for the first quarter increased $0.02 from $0.25 in 2011 to $0.27 in 2012.

Ken Globus, President of United-Guardian, stated, "We are pleased to report that the Company had another very profitable quarter, with both sales and earnings increasing over the comparable quarter of 2011. Our stockholders' equity is now $15.4 million, an increase of 9% over the 2011 year-end figure. With new products being introduced this year, particularly our new line of "natural" water-based moisturizers, as well as our continuing efforts to expand our global sales, we are confident that we will be able to continue to grow the sales of our personal care products, which were up 5% over the same period last year. We plan to work even more closely with our marketing partners to find new marketing opportunities, and to bring new products to market as quickly as possible."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

The United-Guardian, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6000

NOTE:   This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

** Additional financial information can be found at the company's web site at www.u-g.com.**

RESULTS FOR THE QUARTERS ENDED
MARCH 31, 2012 and MARCH 31, 2011

	THREE MONTHS ENDED MARCH 31,
	2012	2011

Net sales	$ 3,888,692	$ 3,642,049
Costs and expenses	2,142,703	1,981,736
Income from operations	1,745,989	1,660,313

Other income	72,341	66,070
Income before income taxes	1,818,330	1,726,383

Provision for income taxes	589,700	560,200
Net income	$ 1,228,630	$ 1,166,183

Earnings per common share (basic and diluted)	$ 0.27	$ 0.25

Weighted average shares – basic and diluted	4,596,439	4,596,439

CONTACT: Robert S. Rubinger
         Public Relations
         (631) 273-0900